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                                                                  EXHIBIT 10.5

                             ACETONE SALES AGREEMENT

          THIS AGREEMENT, is made effective the first day of January, 1994, by and between Mt. Vernon Phenol Plant Partnership, a Partnership organized under the Uniform Partnership Act of the State of Indiana with offices on Highway 69, Lexan Lane, Mt. Vernon, Indiana 47620 (hereinafter referred to as "MTV PHENOL"), JLM Marketing, Inc., a Delaware corporation with offices at 8675 Hidden River Parkway, Tampa, FL 33637 (hereinafter referred to as JLM") and JLM Industries, Inc., a Delaware corporation with offices at 8675 Hidden River Parkway, Tampa, FL 33637.

          WHEREAS, MTV PHENOL has previously sold acetone to JLM Industries, Inc. under a contract dated January 1,1988, (herein after called the "Prior Agreement") which Prior Agreement was assigned effective September 1, 1994, by JLM Industries, Inc. to JLM; and

          WHEREAS, MTV PHENOL and JLM desire to revise the Prior Agreement; and

          WHEREAS, MTV PHENOL has requested JLM Industries, Inc., as guarantor of JLM's performance under the Prior Agreement to guarantee JLM's performance under this Acetone Sales Agreement (herein called the "Agreement").

          NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained, MTV PHENOL agrees to sell and deliver acetone to JLM and JLM agrees to buy and take acetone from MTV PHENOL and JLM Industries unconditionally guarantees the performance of JLM hereunder upon the following terms and conditions hereinafter set forth:

                                    ARTICLE I

                                   DEFINITIONS

          1. "Phenol Plant" as used herein means the phenol and acetone manufacturing facility and related facilities, which have been purchased from GE by MTV PHENOL and which are more particularly identified in the Phenol Plant Purchase and Sale Agreement between MTV PHENOL and GE dated November 1,1987. The Phenol Plant also includes all additions, modifications, changes, deletions and accessions thereto.

          2.   "Acetone" shall mean acetone produced in the Phenol Plant.

          3. "GE" means General Electric Company, a New York corporation having an office and mailing address at One Plastics Avenue, Pittsfield, MA 01201, including all its subsidiaries and affiliates.


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          4.   "Fiscal Quarter" means a quarter on the annual fiscal calendar used by MTV PHENOL.

          5. "Fiscal Month" means a month on the annual fiscal calendar used by MTV PHENOL

          6. "Primary Term" means the period starting January 1, 1994 and ending December 31, 2002.

                                   ARTICLE II

                                TERM OF CONTRACT

          This Agreement shall remain in force and effect for the Primary Term. Thereafter, this Agreement shall remain in force and effect from calendar year to calendar year thereafter unless and until this Agreement is terminated by either party hereto by giving the other party written notice of termination at least one (1) year in advance of either the end of the Primary Term or any succeeding calendar year, provided, however, that MTV PHENOL cannot give any notice of termination as long as JLM (IND.) INC. OR any other subsidiary or affiliate then controlled by JLM Industries, Inc. is a partner in MTV PHENOL.

                                   ARTICLE III

                                   QUANTITIES

          1. MTV PHENOL will sell and JLM will purchase all of MTV PHENOL's output of Acetone from the Phenol Plant, including output from future expansions of said plant, which is in excess of the sale of Acetone from the Phenol Plant to GE. GE shall have first priority to purchase any Acetone produced by the Phenol Plant which is: (a) used by GE to manufacture its own products, (b) swapped by GE to third parties in exchange for Acetone deliveries by said third parties or their assigns to GE's Acetone consuming locations, or (c) shipped to or swapped with third parties by GE for the conversion into products made from Acetone by said third parties for delivery to and consumption by GE. If Acetone is shipped as specified in this Article III. (c), above, MTV PHENOL shall notify JLM of such actions as soon as commercially practical.

                                   ARTICLE IV

                                   DELIVERIES

          1. MTV PHENOL will notify JLM at least ten days prior to the beginning of each Fiscal Month during the term hereof of the quantity expected to be available for delivery during that Fiscal Month. MTV Phenol agrees that it will base the quantity to be made available for delivery to JLM on MTV PHENOL's production, normal inventory levels and GE's offtake and will not artificially adjust quantities to be taken by JLM based on prices of Acetone in the market. During the Fiscal Month, JLM must take the full quantity actually made available by MTV PHENOL. JLM must take delivery only in barges, rail tank cars or tank trucks arranged for and provided by JLM. JLM will

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     schedule arrival of transportation equipment so that deliveries can be made into such equipment in an orderly fashion. JLM shall notify MTV PHENOL at least five (5) days in advance of the estimated arrival date and provide identification to MTV PHENOL of each piece of barge equipment. JLM shall notify MTV PHENOL as soon as commercially practical of the estimated arrival date and provide identification to MTV PHENOL of each other piece of transportation equipment. MTV PHENOL shall be obligated to deliver Acetone only at the rate that its Acetone loading system can reasonably operate and only during those daylight hours that MTV PHENOL shall notify JLM from time to time that it plans to operate its Acetone loading equipment.

          2. The loading of Acetone into barges shall be carried out in accordance with Exhibit B.

          3. Title to and risks of loss of the Acetone shall pass to JLM at the flange connection between MTV PHENOL's loading line and JLM's barge or rail tank cars or tank trucks as the case may be.

          4. Quality shall be based on Exhibit A and determined in accordance with Exhibit B for barge shipments and from MTV PHENOL's tank samples for rail tank car or tank truck shipment. Quantities shall be based on MTV PHENOL's tank measurements for barge shipments and MTV PHENOL's weight for rail tank car or tank truck shipments. Such measurements for quantity shall be deemed correct unless proven to be in error by more than one-half percent (0.5%). If in error, parties shall determine quantity by mutual agreement.

                                    ARTICLE V

                                      PRICE

          1. The "Contract Price" for Acetone sold hereunder shall be the "Prevailing Market Price" less an allowance equal to ********************* *****************(herein called "Allowance"). The Prevailing Market Price shall be the price in cents per pound, delivered to domestic customers, at the time the Contract Price is determined, for domestically produced acetone sold and purchased in barges between unrelated parties in quantities of not less than 50 million pounds per year under contracts or similar arrangements for terms of one year or longer but excluding any rebates or discounts based on cumulative volume given to those unrelated purchasers.

          2. The Prevailing Market Price for acetone during each calendar quarter shall be determined by JLM and presented to MTV PHENOL for approval and determination of the Contract Price within five working days after the commencement of each such calendar quarter, provided, however, that if the price for acetone has not been settled in the market within such time, MTV PHENOL shall not unreasonably withhold its consent to an extension of time for fixing the Contract Price for such calendar quarter. If the parties cannot reach agreement on the Prevailing Market Price after negotiation in good faith, either may request that the Prevailing Market Price be determined by Chemical Data, Inc. of Houston, Texas, or other nationally recognized firm of consultants satisfactory to the parties and such firm shall have five (5) days allowing submission to them of the question for making a determination of the Prevailing Market Price of

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     acetone and furnishing each party with written notification thereof. If either party believe such a determination of the market price by such consultants is inaccurate, it may elect, within twenty (20) days after receipt of consultants notice of such determination but not afterward, to refer the matter to arbitration in the manner provided for in Article V.4.

          3. Contract Price determined for any calendar quarter within the term of this Agreement shall be effective as of the beginning of such calendar quarter. Each such determination shall be made, if possible, prior to the beginning of the calendar quarter concerned and shall be made in accordance with Article V.2. Deliveries, in any event shall not be interrupted because of delayed determination and, pending such determination, deliveries shall be conditionally billed and paid for on the basis of the Contract Price last agreed upon or determined, as the case may be.

          4. (a) If a party wishes to submit to arbitration a controversy under Article V.1. or V.2. of this Agreement, it shall be submitted in accordance with the provisions of this Article V.4. and pursuant to the rules of the American Arbitration Association. Such arbitration shall take place in Connecticut or such other place as the parties may agree. Such party shall serve its demand for arbitration in writing upon the other party within the time prescribed for submission. Such demand shall contain a brief statement of the matter in controversy, the party's position with respect thereto and the name of one arbitrator. Within then (10) days of receipt of such demand, the party upon whom it is served shall designate a second arbitrator in a writing served upon the other party. The arbitrators so designated, shall select a third arbitrator and the three arbitrators so selected, all of whom shall be knowledgeable concerning Acetone and its marketing, shall promptly proceed to hear the matter and, by majority vote, make a determination and award. Such award shall be final and judgment may be entered thereon.

               (b) The cost of arbitration, including the fees of arbitrators, shall be borne equally by the parties, except that each party shall pay the fees and costs of its own counsel and witnesses.

                                   ARTICLE VI

                              REPORTS AND REOPENER

          1. On or before the 25th day of the month following each calendar quarter during the term of this Agreement, JLM shall furnish MTV PHENOL a statement in the format specified in Exhibit C, certified by an officer of JLM, which shall report for the calendar quarter preceding the date of the statement the data specified in Exhibit C.

          2. For the purpose of this statement only the following definitions shall apply:

          (a) "Acetone" shall mean Acetone received by JLM from MTV PHENOL and Acetone received by JLM from third parties as the result of a swap by JLM of Acetone received from MTV PHENOL.

          (b) "Category I" is the number of pounds of Acetone sold at arms length by JLM or an Affiliate of JLM to any non-affiliated customer.

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          (c)  "Category II" is the number of pounds of Acetone disposed of by means other than arms length sales, such as, but not limited to, swaps for material other than Acetone and tolling arrangements.

          (d) "Affiliate" shall mean any business entity controlled by JLM, the parent of JLM, a subsidiary of JLM or a subsidiary of the parent of JLM.

          (e) "Sales Type" shall mean each of the three sales type categories shown on Exhibit C, specifically (1) Exports from USA, (2) Barges, and (3) Rail and Truck. "Sales Types" shall mean the sum of the three Sales Type.

          (f) "Pounds Sold This Quarter (PSTQ)" shall mean the pounds of Acetone sold to each Sales Type and the total sold to all Sales Types during the period being reported.

          (g) "Average Sales Price Per Pound" (ASP) for each Sales Type and the total of all Sales Types shall be the amount received by JLM or, if the sale is by an Affiliate, then the amount received by the Affiliate, during the period being reported divided by PSTQ.

          (h) "Distribution Costs Per Pound" for the total of all Sales Types shall be the freight charges, surveyor and tankerman fees, track leasing fees, storage charges at outside terminals, and the lease costs, net of any mileage or other allowances, of any transportation equipments used in transporting Acetone all divided by PSTQ. All of the above costs shall only include those costs that were actually incurred by JLM and that can reasonably be allocated to the transport of Acetone, all for the period being reported.

          (i)  "Net Selling Price Per Pound (NSP)" shall be (g) less (h).

          (j)  "Net Margin Per Pound (NM)" shall be NSP less the Contract Price.

          3.   Additional Payments shall be calculated as follows:

          (a) The NM for Category I sales and Category II sales shall be the same and shall be equal to the NM determined for Category I Sales.

          (b) If the NM for the combined Category I and II sales is more than **** cents per pound, JLM shall rebate to MTV PHENOL, ***** percent (**%) of the amount determined by multiplying total PSTQ by NM less **** cents per pound.

          4. When delivered to MTV PHENOL by JLM, Exhibit C shall be accompanied by a check for the Additional Payment amount if Additional Payments as described in VI.3 above apply for that quarter.

          5. In the event that NM for Category I sales is less than **** cents per pound for each of four consecutive quarters or less than a loss of *** cents per pound for each of two consecutive quarters, JLM may request a renegotiation of the amount

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     of the Allowance specified in Article VI. The parties will conduct good faith negotiations to reach agreement on a fair and equitable Allowance amount. In the event the parties cannot mutually agree on a new Allowance within 30 days of the initial request, JLM may either terminate this Agreement upon 60 days written notice or withdraw their request. Withdrawal of a request to renegotiate shall not prevent JLM from making the request again in the future.

                                   ARTICLE VII

                                     PAYMENT

          1. MTV PHENOL shall invoice JLM once a month for Acetone. The invoice shall be prepared and dated as of the penultimate Thursday of the Fiscal Month and be for all shipments made but not yet billed as of the invoice date.

          2. Payment Terms shall be net 50 days. In the event that JLM elects in writing at least two (2) days prior to the invoice preparation date, JLM may request that the terms of payment be extended by up to an extra thirty
     (30) days beyond the original due date. The payment when made shall include an interest payment equal to the Prime Interest Rate plus one half of one percent (.5%) for the extra days requested times the amount of the invoice. The Prime Interest Rate shall be the rate published in The Wall Street Journal on the date the invoice was prepared which is The Wall Street Journal's determination of the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks. If The Wall Street Journal publication of the Prime Interest Rate is discontinued the Parties will mutually agree on a new source for the Prime Interest Rate.

                                  ARTICLE VIII

                                  AUDIT RIGHTS

          1. MTV PHENOL shall be entitled from time to time to an audit of the relevant records relating to Net Margin Per Pound of Acetone sold by JLM by an independent auditor reasonably agreeable to both parties. The cost of the audit shall be borne by MTV PHENOL unless the audit determines that the challenged statement is incorrect, in which case the cost of the audit shall be borne by JLM. The results of the audit shall be communicated to both parties. The auditor shall not disclose to MTV PHENOL the names or prices of JLM's customers. Both parties shall accept the results of the audit as final.

                                   ARTICLE IX

                                     TAXES

          Any services, occupation, sales, or other tax, inspection fee, or the equivalent of any of same, which are now or hereafter imposed by any governmental authority, and any increase in the rate of same, upon the storage, sale, transportation or delivery activities, or other taxable incident occurring with respect to the Acetone processed and delivered hereunder, which MTV PHENOL is required to pay or collect, shall be

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     reimbursed by JLM to MTV PHENOL in addition to the price established herein. This provision does not apply to income or franchise taxes, excess profit taxes, or taxes measured by net worth.

                                    ARTICLE X

                                LIMITED WARRANTY

          Subject to Article XII, MTV PHENOL warrants title and that the Acetone supplied under this contract shall conform to the specifications in the attached Exhibit A. Subject to the preceding sentence, MTV PHENOL MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, OR ANY OTHER MATTER WITH RESPECT TO ANY ACETONE SUPPLIED UNDER THIS CONTRACT, whether used alone or in combination with any other material.

                                   ARTICLE XI

                            LIMITATIONS OF LIABILITY

          1. All claims by JLM for any cause whatsoever (whether such cause be based in contract, negligence, strict liability, other tort or otherwise) shall be deemed waived unless made in writing and received by MTV PHENOL within sixty (60) days after JLM'S receipt of the Acetone in respect to which such claim is made, or if such claim is for non-delivery of Acetone, within sixty (60) days after the date upon which such Acetone was to be delivered, provided that as to any such cause not reasonably discoverable within such sixty (60) day period (including that discoverable only in processing, further manufacture, other use or resale) any claim shall be made in writing and received by MTV PHENOL within one hundred eighty (180) days after JLM's receipt of the Acetone in respect to which such claim is made, or within thirty (30) days after JLM learns of the facts giving rise to such claim, whichever shall first occur. Failure of MTV PHENOL to receive written notice of any such claim within the applicable applicable time period shall be deemed an absolute and unconditional waiver by JLM of such claim irrespective of whether the facts giving rise to such claim shall have then been discovered or of whether processing, further manufacture, other use or resale of such Acetone shall have then taken place.

          2. JLM'S EXCLUSIVE REMEDY SHALL BE FOR DAMAGES, AND MTV PHENOL's TOTAL LIABILITY FOR ANY AND ALL LOSSES AND DAMAGES ARISING OUT OF ANY CAUSE WHATSOEVER (WHETHER SUCH CAUSE BE BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE) SHALL IN NO EVENT EXCEED THE PURCHASE PRICE OF THE ACETONE IN RESPECT TO WHICH SUCH CAUSE ARISES, OR, AT MTV PHENOL'S OPTION, THE REPAIR OR REPLACEMENT OF SUCH ACETONE, AND IN NO EVENT SHALL MTV PHENOL BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES RESULTING FROM ANY SUCH CAUSE. After delivery of Acetone, MTV PHENOL shall not be liable for, and JLM assumes liability for, all personal injury and property damage connected with the handling, transportation, possession, processing, further manufacture, other use or resale of the Acetone supplied under this contract, whether such acetone is used above or in combination with other material.

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     Transportation charges for the return of any Acetone shall not be paid unless authorized in advance by MTV PHENOL.

          3. If MTV PHENOL furnished technical or other advice to JLM whether or not JLM's request, with respect to processing, manufacture, other use or resale of any Acetone, MTV PHENOL shall not be liable for, and JLM assumes all risk of, such advice and the results thereof.

                                   ARTICLE XII

                                  FORCE MAJEURE

          1. Deliveries may be suspended by MTV PHENOL in the event of: (a) Acts of God, war, riot, fire, explosion, accident, flood or sabotage; (b) lack of adequate fuel, power, raw materials, labor, containers or transportation facilities; (c) compliance with governmental requests, laws, regulations, orders or actions; (d) breakage or failure of machinery or apparatus; (e) national defense requirements; (f) labor trouble, strike, lockout or injunction which event makes impractical the manufacture or delivery of the Acetone or of a material upon which the manufacture of Acetone is dependent; or (g) any other event, whether or not of the class or kind enumerated herein, beyond the reasonable control of MTV PHENOL. Deliveries suspended or not made by reason of this article shall be cancelled without penalty but this Agreement shall otherwise remain unaffected.

          2.   Acceptance of deliveries may be suspended by JLM in the event of:
     (a) Acts of God, war, riot, fire, explosion, accident, flood or sabotage;
     (b) compliance with governmental requests, laws, regulations, orders or actions; (c) labor trouble, strike, lockout or injunction; or (d) any other event beyond the reasonable control of JLM, all as such events may impact the rail, truck or barge delivery of Acetone to or by JLM. If a Force Majeure event affects one or more of the possible modes of delivery of Acetone to or by JLM, JLM shall be obligated to take every commercially practical action which would result in delivery of the Acetone by the available mode or modes of delivery. A Force Majeure event at a customer of JLM is not a Force Majeure event in the context of this Agreement.

                                  ARTICLE XIII

                                     PATENTS

          Subject to Article XII, MTV PHENOL warrants that the Acetone sold pursuant to this contract does not infringe any valid U.S. patent. This warranty is given upon condition that JLM promptly notify MTV PHENOL of any claim or suit involving JLM in which such infringement is alleged and that, if MTV PHENOL is affected, JLM permit MTV PHENOL to control completely the defense or compromise of any such allegation of infringement. MTV PHENOL does not warrant that the use of the Acetone or any material made therefrom, whether the Acetone is used alone or in combination with any other material, will not infringe a patent. MTV PHENOL reserves the right to terminate MTV PHENOL's warranty under this Article XIV at any time with respect to any undelivered Acetone, it being agreed that in the event of such termination JLM may, without penalty, thereafter refuse acceptance of such undelivered Acetone. MTV

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     PHENOL shall reimburse JLM for any damages and expense incurred as a result of JLM's defense of a patent infringement suit relating to Acetone.

                                   ARTICLE XIV

                            USE OF MTV PHENOL'S NAME

          JLM, if it in its absolute discretion elects to do so, may state to its customers or potential customers that it has a supply agreement for Acetone with MTV PHENOL but JLM shall not represent that it is an agent for MTV PHENOL or that MTV PHENOL has any responsibility whatsoever to JLM's customers. Any advertising using MTV PHENOL's name shall be subject to prior written approval by MTV PHENOL. JLM shall have no right to use GE's name in any representation regarding Acetone.

                                   ARTICLE XV

                                   ASSIGNMENT

          Neither party may (by operation of law or otherwise) assign its rights or delegate its performance hereunder without the prior written consent of the other and any attempted assignment or delegation without such consent shall be void.

                                   ARTICLE XVI

                                   PERFORMANCE

          1. JLM undertakes to utilize its best efforts to market Acetone. Notwithstanding the provisions of Article II, MTV PHENOL may cancel this contract on 30 days notice if, in MTV PHENOL's sole judgement, any of the following events occur and MTV PHENOL determines that the event or events could detrimentally impact the economic benefits that MTV PHENOL receives from this Agreement:

          (a)  JLM declares bankruptcy.

          (b) JLM is more than three months in arrears in payments due on invoiced shipments made under this Agreement, unless the due payment is in dispute relative to a Contract Price determination in accordance with Articles V or VIII.

          (c) John L. Macdonald enters into competition with JLM in the marketing or sale of Acetone.

          (d) JLM commits any material breach of this Agreement and does not commence to correct the breach within 20 days of being notified of such breach and have it fully corrected within a reasonable amount of time.

          2. JLM shall maintain normal and adequate customer and commercial records relating to the Acetone business. If this Agreement is cancelled in accordance with this Article XVI, JLM shall immediately and for a subsequent period of three months make all records associated with the Acetone business available for MTV PHENOL

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     review and audit. MTV PHENOL may make notes of such records during any review but may not make copies.

                                  ARTICLE XVII

                                  MISCELLANEOUS

          1. The validity, interpretation and performance of this Agreement and any dispute connected herewith shall be governed and construed in accordance with the laws of the State of New York.

          2. This Agreement supersedes any and all prior agreements whether written or oral, that may exist between the parties with respect to.. This Agreement constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement.

          3. No conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this contract shall be binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of purchase order or shipping instruction forms containing terms or conditions at variance with or in addition to those set forth herein.

          4. No waiver by either party with respect to any breach or default or of any right or remedy and no course of dealing, shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound.

                                  ARTICLE XVIII

                                    NOTICES

          Notices required or permitted to be given the parties under this Agreement shall be in writing and shall be sufficiently given when delivered in person to the recipient described below or when mailed by registered mail, return receipt requested, postage prepaid, addressed to the party as follows:

          TO MTV PHENOL:           Mt. Vernon Phenol Plant Partnership
                                   c/o GE Plastics
                                   1 Plastics Avenue
                                   Pittsfield, MA 01201
                                   Attention: General Manager-Sourcing

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          TO JLM:                  JLM Marketing, Inc.
                                   8675 Hidden River Parkway
                                   Tampa, FL  33637
                                   Attention: President

          TO JLM INDUSTRIES, INC:  JLM Industries, Inc.
                                   8675 Hidden River Parkway
                                   Tampa, FL  33637
                                   Attention: President

     or to such address as may be specified from time to time in a written notice by such party.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the day and year first written above.

                                             MT. VERNON PHENOL PLANT
     JLM MARKETING, INC.                     PARTNERSHIP

     By: /s/ John L. Macdonald               By: /s/ Robert H. Brust
        ------------------------------          ------------------------------
        John L. Macdonald                       Robert H. Brust
        President                               Vice President
                                                General Electric Company

     JLM INDUSTRIES, INC.                    By: /s/
                                                ------------------------------
     By: /s/ John L. Macdonald                  V.P.
        ------------------------------          Texas Phenol Plant Partnership
        John L. Macdonald
        President                            By: /s/ John L. Macdonald
                                                ------------------------------
                                                John L. Macdonald
                                                President
                                                JLM (Ind.) Inc.

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